Exhibit 10.4

[Execution Copy]

B. RILEY FINANCIAL, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of April 13, 2015, between B. Riley Financial, Inc., a Delaware corporation (the “Company”), and Alan N. Forman (“Executive”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby agreed, the Company and Executive agree as follows:

1.             Position and Responsibilities; Term.

(a)           Term. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on May 12, 2015 (the “ Effective Date ”) and ending on the second anniversary of the Effective Date (the “ Employment Period ”). Commencing on the first anniversary of the Effective Date and on each anniversary thereafter, the Employment Period shall be automatically extended for one year terms, unless either Executive or the Company gives the other party not less than 90 days’ prior written notice of the intention to not extend this Agreement.

(b)           Position and Duties. During the Employment Period, Executive shall serve as the Executive Vice President, General Counsel and Secretary of the Company, reporting to Bryant R. Riley, the Company’s Chief Executive Officer, and shall have the typical duties, responsibilities, functions and authority associated with such position.

(c)           Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; provided, however, that Executive may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with, or adverse to, Executive’s employment hereunder.

2.             Compensation and Benefits.

(a)           Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Three-Hundred-Thousand Dollars ($300,000.00) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the discretion of the Chief Executive Officer and the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

(b)           Annual Bonus. Within 75 days after the end of each fiscal year during the Employment Period, including the fiscal year ending December 31, 2015, Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) equal to 100% of Base Salary (the “Target Bonus”), as in effect at the beginning of the applicable calendar year, based on achievement of annual target performance goals established by the Compensation Committee for the Executive and other members of executive management; provided that, if the Company or Executive achieves superior performance goals established by the Compensation Committee, then the Executive shall be eligible to receive a bonus award in excess of the Target Bonus; provided further that, if the Company or the Executive does not achieve annual target performance goals established by the Compensation Committee but achieves threshold performance goals established by the Compensation Committee, then the Executive shall be eligible to receive a bonus award less than the Target Bonus. The amount of the annual bonus shall be paid in accordance with the Company’s regularly established payroll practice within 75 days of the end of the relevant fiscal year. Any Annual Bonus otherwise payable for the 2015 fiscal year shall be pro-rated for the portion of the 2015 fiscal year in which the Executive is employed following the Effective Date.

(c)           Equity Incentive Awards. The Company shall issue to the Executive as soon as possible following the Effective Date, shares of the Company’s restricted common stock (or restricted stock units) having a fair market value equal to $150,000 based upon the then current market price of the Company’s stock; provided however, in no event shall the Company issue less than 12,500 shares nor more than 30,000 shares (the “Award”). The Award shall be issued under the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Plan”), or any similar successor plan. The Award shall (i) vest annually over the three year period following the date of issuance, (ii) accelerate and vest upon a Change of Control (as defined in the Plan) and (iii) shall be entitled to dividends as and when declared by the Company prior to vesting if shares of restricted shares of common stock or restricted stock units issued to other members of senior management are so entitled. In the event that the Executive is terminated by the Company without Cause (as defined in Plan) or by the Executive for Good Reason (as hereinafter defined), all unvested restricted shares, restricted stock units and other equity securities issued to Executive shall accelerate and vest as of the date immediately prior to the date of termination.

For purposes of this Agreement, “Good Reason” shall mean that the Executive shall have the right to resign his employment upon the occurrence (without the Executive’s prior written consent) of any of the following:  (i) a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority in his capacity as Executive Vice President, General Counsel and Secretary, without regard to any other responsibilities, duties or authority the Executive may have had or performed for the Company at any time; (ii) the Company’s material breach of this Agreement; (iii) any change in the Executive’s reporting relationship so that he no longer reports to Bryant R. Riley, the Company’s Chief Executive Officer; (iv) a relocation of the Executive’s place of employment to a location more than fifty miles by road from New York, NY; or (v) any decrease in the Executive’s Base Salary, target bonus percentage as set forth in Section 2(b), or benefit plans, programs and arrangements as in effect from time to time (other than a general reduction in base salary, target bonus percentages or benefit plans, programs and arrangements that affects all members of senior management equally); provided, however, that the Executive may not resign his employment for Good Reason unless:  (x) the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice must be provided within 45 days following (x) the occurrence of the event(s) purported to constitute Good Reason, or (y) if the Executive could not reasonably have known of the occurrence of any of such events, the date on which the Executive had actual knowledge of the occurrence of any of such events); and (z) the Company has not remedied the alleged occurrence(s) within the 30-day period following its receipt of such notice from the Executive.

(d)           Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies for senior executives in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. Notwithstanding the foregoing, Executive shall be entitled to reimbursement for the cost of air travel for any domestic or international travel consistent with the Company’s policy and practice for other senior executives. Membership fees for applicable bar associations, costs incurred for continuing legal education and other professional fees or costs approved by the Chief Executive Officer shall be deemed business expenses.

(e)           Benefits. In addition to the Base Salary and any annual bonuses or other compensation payable to Executive pursuant to this Section 2, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible on terms and conditions no less favorable than offered to such other senior executives. Executive will be entitled to paid vacation days and paid holidays in accordance with the normal vacation policy and applicable paid holiday policy of the Company, provided that in no event shall Executive be entitled to less than twenty (20) paid vacation days per year. Unless otherwise provided by Company policy, unused vacation days may not be rolled over to the subsequent year.

(f)           Indemnification. The Company agrees that it shall defend, indemnify, and hold Executive harmless to the fullest extent permitted by applicable law from and against any and all liabilities, costs and claims, and all expenses actually incurred by Executive in connection therewith by reason of the fact that Executive is or was employed by the Company, served as a director of the Company, or otherwise provided services to the Company including, without limitation, all costs and expenses actually and reasonably incurred by Executive in defense of litigation arising out of Executive’s employment hereunder. All amounts payable to Executive or on Executive’s behalf under this subsection (f) shall be paid to Executive or on Executive’s behalf immediately on Executive incurring such liability. The Company shall maintain directors’ and officers’ insurance on such terms as determined by the Company, naming Executive as an additional insured. The Company shall use commercially reasonable efforts to ensure that the directors’ and officers’ insurance shall provide for a tail period of not less than six years post-employment.

3.             Termination.

(a)           At-Will Termination by the Company. Executive’s employment with the Company shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, upon 90 days prior written notice (if without Cause), for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

(b)           At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all. Company would request the courtesy of no less than six weeks’ advanced notice prior to Executive’s termination. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period. Thereafter all obligations of the Company shall cease, except as otherwise provided herein.

(c)           Effect of Termination. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. If the Employment Period is terminated for any reason, then Executive shall be entitled to receive his Base Salary through the date of termination or expiration, together with any vested retirement or other benefits accrued on or prior to such termination, accrued life, disability insurance benefits and accrued but untaken vacation days and other amounts owing hereunder as of the date of such termination that have not yet been paid, including, but not limited to unreimbursed business expenses and the Target Bonus pro-rated through the date of termination. Any outstanding equity or equity-based awards granted to Executive prior to the date of termination or expiration shall be subject to the terms and conditions of the applicable plan and award agreement and as otherwise contemplated in Section 2(c).

(d)           No Other Benefits. Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from the Company or its Subsidiaries after the termination of Executive’s employment by the Company for any reason and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

4.             Confidential Information.

(a)           Protection of Confidential Information. Executive acknowledges that confidential and proprietary information is important to the continued success of the Company and its Subsidiaries and Affiliates. All confidential and proprietary information now existing or developed in the future is referred to in this Agreement as “ Confidential Information”.” Confidential Information includes all information (whether remembered or embodied in a tangible or intangible form) (i) related to the Company’s or its Subsidiaries’ or Affiliates’ current or potential business, and (ii) not generally or publicly known. Confidential Information includes, without specific limitation: information and data obtained by Executive during the course of his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries and Affiliates; information concerning acquisition opportunities in or reasonably related to the Company’s or its Subsidiaries’ or Affiliates’ business which Executive becomes aware of during his employment; the identity of current or prospective customers of the Company or its Subsidiaries or Affiliates; Company and Subsidiary strategic, marketing and expansion plans; Company and Subsidiary financial and business plans; Company and Subsidiary employee lists and telephone numbers; new and existing Company and Subsidiary programs and services; and information concerning Company and Subsidiary prices and terms. Executive shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Company. Confidential Information shall not include information which (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, (ii) is established by Executive to have been known by Executive on the date hereof or thereof, (iii) is disclosed by the Company to a third party with no obligation to keep the Confidential Information confidential, other than inadvertent disclosures which the Company takes reasonable steps to remedy, (iv)  is received by Executive from a third party without restriction and without breach of any obligations of non-disclosure, or (v) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports, studies and other documents, whether in paper or electronic form (and copies thereof), relating to the business of the Company or its Subsidiaries or Affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b)           Third Party Information. Executive understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provision of Section 4(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries and Affiliates who need to know such information in connection with their work for the Company or such Subsidiaries and Affiliates) or use, except in connection with his work for the Company or its Subsidiaries and Affiliates, Third Party Information unless expressly authorized by the third party or by the Company in writing.

5.            Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, and copyrightable work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company or any of its Subsidiaries (“ Work Product ”), belong to the Company.

Without limiting any other provision set forth in this Agreement, if any Confidential Information or Work Product are protected by copyright and are deemed in any way to fall within the definition of “work made for hire,” as such term is defined in 17 U.S.C. §101, or any successor provision thereof, such work shall be considered a “work made for hire,” the copyright of which shall be owned solely, completely and exclusively by the Company. Without limiting any other provision set forth in this Agreement, if any Confidential Information or Work Product are protected by copyright and are not considered to be included in the categories of works covered by the “work made for hire” definition contained in 17 U.S.C. §101, or any successor provision thereof, such items shall be deemed to be assigned and transferred completely and exclusively to the Company by virtue of Executive’s execution of this Agreement.

Executive agrees that all inventions which Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the term of this Agreement, and relating to the business of the Company shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, and Executive hereby assigns such inventions and all rights therein to the Company. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by Labor Code Section 2870. The Company shall be the sole owner of all rights in connection therewith.

  6.            Executive’s Representations. Executive hereby represents and warrants to the Company that, except as previously disclosed in writing to the Company (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

  7.            Survival. Sections 2(c) through 15 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period

8.            Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

At the address on file with the Company.

Notices to the Company:

B. Riley Financial, Inc.

21860 Burbank Blvd.

Suite 300 South

Woodland Hills, CA 91367

Attention: Chief Executive Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

9.           Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in. any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.          Complete Agreement. Each of this Agreement and the restricted stock agreements contemplated in Section 2(b) embodies the complete agreement and understanding among the parties with respect to, and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.          No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.          Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13.          Assignment; Binding Effect. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned by the Company, and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, legal representatives, executors and administrators of Executive.

14.          Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

15.          Mutual Agreement to Mediate and/or Arbitrate.

(a)          In the event of any dispute, claim or controversy arising out of this Agreement (collectively “Dispute”) between Company and Executive, both parties agree to submit such Dispute to final and binding arbitration conducted by JAMS, ADR or ARC, or their successors, or another arbitrator or association mutually agreed upon by Executive and Company. The Dispute(s) to be submitted to arbitration include, but are not limited to, claims arising from the employment relationship; claims arising from torts or discrimination under any state, federal or local law; claims arising from the California Constitution; Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e); the California Fair Employment and Housing Act (Cal.Govt.Code §12900 et seq.); the Americans with Disabilities Act; the Age Discrimination in Employment Act (29 U.S.C. §§ 621-633a); the Older Workers’ Benefit Protection Act; the California Family Rights Act; the federal Family and Medical Leave Act of 1993 and any other family and medical leave law; and claims of intentional infliction of emotional distress, breach of contract, breach of implied contract, or any other statute or common law principle of similar effect. Notwithstanding the foregoing, actions by Executive for workers’ compensation or unemployment benefits shall not fall within the definition of Disputes to be arbitrated. Additionally, any action for an injunction for violations under Sections 11 or 12 shall not be subject to arbitration hereunder. The filing of a judicial action to enable the recording of a notice of pending action, for order of attachment, receivership, injunction or other provisional remedies, shall not constitute a waiver of the right to arbitrate herein.

(b)          Before invoking the arbitration provisions set forth herein, the parties shall first participate in the mediation of any Dispute. The mediator shall be a retired judge or practicing attorney agreed upon by the parties. Mediation shall be held in Los Angeles County, California. The cost of the mediation shall be borne by the Company. At least ten (10) business days before the date of the mediation, each side shall provide the mediator with a statement of its position and copies of all supporting documents. Each party shall send to the mediation a person who has authority to bind the party. If the subject dispute will involve third parties, such as insurers, subconsultants, agents, contractors or subcontractors, they shall also be asked to participate in the mediation. If a party has participated in the mediation and if the mediation is unsuccessful or the parties are unable to resolve the matter, a party may then invoke the arbitration provisions of this Agreement. If any party commences a proceeding based on a Dispute without first attempting to resolve the matter through mediation, then in the discretion of the judge, that party shall not be entitled to recover attorneys’ fees even if they would otherwise be available to that party in such proceeding.

(c)          Either party may commence the arbitration process called for herein by first delivering/sending a written demand to the other party. The parties then agree to submit the claim to JAMS, ADR, ARC, or their successors, or another arbitrator or association mutually agreed upon by Executive and Company. Thereafter, the demand shall be filed with the organization or individual mutually agreed upon. The arbitration is to be conducted in accordance with the provisions set forth by the organization or the individual elected by the parties and in effect at the time of filing/service of the demand for arbitration. The parties must cooperate with one another and with the mutually selected organization or individual in timely selecting an arbitrator, and in scheduling the arbitration proceedings. All proceedings are to be held in Los Angeles County, California.

(d)          The arbitrator will issue a written award discussing the facts and the law within thirty (30) days after the date the arbitration hearing is closed. The arbitrator’s award will be based on established rules of law. The arbitrator shall have the authority to provide for all types of relief that would otherwise be available in a court of law and equity. The arbitrator’s award is subject to review as provided by state, specifically C.C.P. § 1286.2, or federal law. Any court having jurisdiction may enter judgment upon the arbitrator’s award.

(e)          For purposes of the arbitration, the parties are entitled to file responsive pleadings, cross demand/claims, demurrers, motions to strike, and motions for summary judgment pursuant to the California Code of Civil Procedure § 1283 et seq. and the California Evidence Code. The parties are entitled to conduct discovery pursuant to the California Code of Civil Procedure.

(f)           Company agrees to pay all the fees and costs of the arbitration, including meeting room charges and any other expenses that would not have been incurred if the Dispute(s) were litigated in the judicial forum having jurisdiction over it. Each party shall pay its own attorney fees, witness fees, and other expenses incurred by the party for the party’s own benefit.

(g)          Except as otherwise set forth in Section 16(b) above regarding the need to mediate, the prevailing party in the arbitration shall be entitled to recover reasonable attorneys’ fees from the other party in addition to any other relief that may be granted to such prevailing party.

16.          Acknowledgment to Arbitrate Dispute. Executive agrees to have all Disputes arising out of or relating to Executive’s employment decided by neutral arbitration, and Executive is giving up any rights Executive might possess to have those matters litigated in a court or jury trial. By initialing in the space below, Executive is giving up Executive’s judicial right to appeal, except as provided by law or specifically set forth in this Agreement. If Executive refuses to submit to arbitration after agreeing to and accepting this provision, Executive may be compelled to arbitrate under federal or state law. Executive’s agreement to this arbitration provision is voluntary.

Each of the Company and the Executive has been advised to seek the advice of an attorney regarding the legal effect of this Agreement prior to signing it. Each of the Company and the Executive specifically and expressly acknowledges that he/it is entering into and executing this Agreement knowingly, openly, and voluntarily, and in the total absence of any duress, coercion, undue influence, inducement, promises or representations.

17.          Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive. No course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

B. Riley Financial, Inc.

By:	/s/Bryant R. Riley
Its:	Chairman and CEO
4/13/2015
Executive:

/s/Alan N. Forman
Alan N. Forman